Exhibit 32.1

CERTIFICATION OF PERIODIC REPORT

I, David M. Wood, Chief Executive Officer and President of Gulfport Energy Corporation (the “Company”), certify, pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002, that, to the best of my knowledge:

(1)
the Quarterly Report on Form10-Q of the Company for the quarterly period ended June 30, 2019 (the “Report”) fully complies with the requirements of Section 13 (a) or 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m(a) or 78o(d)); and

(2)	the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

Dated: August 2, 2019

/s/ David M. Wood
David M. Wood
Chief Executive Officer and President

A signed original of this written statement required by Section 906 has been provided to the Company and will be retained by the Company and furnished to the Securities and Exchange Commission or its staff upon request.